Exhibit 11.0

                              PULASKI SAVINGS BANK
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                     Six Months Ended              Three Months Ended
                                                                      June 30, 1999                  June 30, 1999
                                                                --------------------------     --------------------------
Net income                                                                 $ 371,385                      $ 172,916

Weighted average shares outstanding - basic and diluted                    2,037,216                      2,041,382

Basic and diluted earnings per share                                          $ 0.18                         $ 0.08
